News Release
Exhibit 99.1

JBT Corporation
70 W. Madison
Suite 4440
Chicago, IL 60602

For Release: Immediate

Investors & Media:	Debarshi Sengupta	+1 312 861 6933
JBT Corporation Announces Hiring of Jason Clayton as New EVP Human Resources and Planned Retirement of Mark Montague

CHICAGO, September 20, 2016—JBT Corporation (NYSE: JBT), a global technology solutions provider to high-value segments of the food & beverage industry, announced today that Jason T. Clayton will be joining JBT as its Executive Vice President, Human Resources effective September 28 in connection with the planned retirement of Mark K. Montague, JBT’s current Executive Vice President, Human Resources. Montague will remain with JBT through early 2017 to ensure a smooth transition.
“One of the keys to the success of JBT’s Next Level strategy and growth plan is the ability to develop our people and recruit leading outside talent,” said Tom Giacomini, JBT's Chairman, President and Chief Executive Officer. “As such, Jason’s leadership experience in talent management will be a critical asset to JBT. Moreover, his enthusiasm, along with his experience operating in global environments, conducting due diligence and integrating acquisitions, makes him a strong addition to the company’s executive team.”
Clayton has 16 years of industrial experience and a broad HR background, including leadership roles in talent acquisition and management, and compensation. Clayton joins JBT from Signode Industrial Group, an industrial packaging company, where he served as Vice President, Human Resources. Previously, he was Vice President, Human Resources, with IDEX Corporation. Clayton has also held HR management roles with Pepsi and Newell Rubbermaid.
“I want to thank Mark for his contribution to JBT’s success,” added Giacomini. “Mark has been a valuable member of the JBT executive team since 2008. He has provided leadership in building the One JBT culture, with a single set of values—integrity, accountability, relentless improvement and teamwork—and a common set of tools focused on operational excellence and growth. Mark was also a great resource during the integration of our new executive team and my transition to CEO.”
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JBT Corporation (NYSE: JBT) is a leading global technology solutions provider to high-value segments of the food & beverage industry with focus on proteins, liquid foods and automated system solutions. JBT designs, produces and services sophisticated products and systems for multinational and regional customers through its FoodTech segment. JBT also sells critical equipment and services to domestic and international air transportation customers through its AeroTech segment. JBT Corporation employs approximately 4,200 people worldwide and operates sales, service, manufacturing and sourcing operations in more than 25 countries. For more information, please visit www.jbtcorporation.com.